EXHIBIT 8.2

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
660 NEWPORT CENTER DRIVE, SUITE 1600
NEWPORT BEACH, CA 92660-6422
TELEPHONE (949) 725-4000
FACSIMILE (949) 725-4100

September 11, 2002

Datum Inc.
9975 Toledo Way
Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel for Datum Inc., a Delaware corporation ("Datum"), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of May 22, 2002 (the "Merger Agreement") among Datum, Symmetricom, Inc., a Delaware corporation ("Symmetricom"), and Dublin Acquisition Subsidiary, Inc., a Delaware corporation, a newly formed and wholly-owned subsidiary of Symmetricom ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Datum (the "Merger") with Datum as the surviving corporation, which will become a wholly-owned subsidiary of Symmetricom. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Symmetricom with the Securities and Exchange Commission, Registration No. 333-97781 (which contains a Joint Proxy Statement/Prospectus) (the "Registration Statement"), the Merger Agreement (including exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also received and relied upon certificates of officers of Datum, Merger Sub and Symmetricom (the "Officers' Certificates"). We have assumed that the Officers' Certificates will be updated as of the Effective Time and that such updated Officers' Certificates will be duly executed and delivered by the appropriate officers of Datum, Merger Sub and Symmetricom. We have assumed the representations referred to in this letter remain accurate in all respects that are material to this opinion at all relevant times and we have made no investigation or inquiry whatsoever with respect to the accuracy of any such representations. Any variance of the actual facts or the representations contained in the Officers' Certificates could materially affect our opinion as expressed herein and possibly render it wholly or partially inapplicable.

In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

1.    Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2.    Any statement made in any of the documents referred to herein as being "to the best of the knowledge" of any person or party, is correct without such qualification;

3.    All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

4.    The Merger will be reported by Datum and Symmetricom on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, on the date on which the Registration Statement is deemed effective under the Securities Act of 1933, as amended (the "Securities Act") by the Commission, and at the Effective Time, then, for federal income tax purposes:

1.    The Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

2.    Each of Datum, Merger Sub and Symmetricom will be a party to the reorganization within the meaning of Section 368(b) of the Code.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and that Datum, Merger Sub and Symmetricom will be a party to such reorganization within the meaning of Section 368(b) of the Code. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any person other than the addressee, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading "Material Federal Income Tax Consequences to the Merger" in the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder, or that we are experts with respect to any portion of the Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/    STRADLING YOCCA CARLSON & RAUTH

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